                                           Registration Statement No. 333-22869
                                           Filed Pursuant to Rule 424(b)(1)


                                112,000 SHARES

                        SCB COMPUTER TECHNOLOGY, INC.

                                 COMMON STOCK
                               ________________

     All of the 112,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of SCB Computer Technology, Inc. (the "Company") offered hereby are being offered by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

     The Shares may be sold from time to time in brokerage transactions at prevailing market prices in the public markets through one or more brokers or dealers, in privately negotiated transactions for the account of each of the Selling Shareholders at prices at or near the market price, or in other privately negotiated transactions. See "Plan of Distribution."

     The Company has agreed to bear all expenses (other than selling commissions relating to the Shares) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify the Selling Shareholders against certain liabilities and the Selling Shareholders have agreed to indemnify the Company against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     The Common Stock is traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "SCBI." The last reported sale price per share of the Common Stock on the Nasdaq National Market on March 12, 1997 was $18.00.
                          _________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation.

                The date of this Prospectus is March 13, 1997.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions or contents of any contract or other document referred to herein are not necessarily complete. With respect to each such contract, agreement, or document, reference is made to such document for a more complete description, and each such statement is deemed to be qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files proxy statements, reports, and other information with the Commission. The Registration Statement (with exhibits), as well as such proxy statements, reports, and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file such information electronically with the Commission at http://www.sec.gov.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents or portions of documents filed with the Commission by the Company (File No. 0-27694) are incorporated by reference into this
Prospectus:

          (i) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1996;

          (ii) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ending July 31, 1996 and October 31, 1996;

          (iii) The Company's Current Report on Form 8-K, dated May 29, 1996;

          (iv) The Company's Current Report on Form 8-K, dated October 8, 1996, as amended by a Current Report on Form 8-K/A, dated December 4, 1996; and

          (v) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

     The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Prospectus). Requests for such documents should be directed to Gordon
L. Bateman, Corporate Secretary, SCB Computer Technology, Inc., 1365 West Brierbrook Road, Memphis, Tennessee 38138, (901)754-6577.


                                   THE COMPANY

     SCB Computer Technology, Inc. ("SCB" or the "Company") is an information technology services company providing management and technical services primarily to state and local governments, public utilities, Fortune 500 companies, and other large organizations. SCB's services are delivered to clients operating information systems primarily in mainframe, client/server, and other network environments. The Company provides one or more of the following three general types of information technology ("IT") services to its clients:
(i) consulting services, including advising clients on the acquisition and strategic utilization of IT systems, planning and designing new IT systems, and redesigning existing IT systems to increase their efficiency; (ii) outsourcing services, including using IT professionals employed and managed by SCB for network design and management, systems support and maintenance, programming and application software development, and data center management to utilize a client's IT resources more costeffectively; and (iii) professional staffing services, including providing skilled technical employees to a client on an as-needed basis and under the direction of a client's management to eliminate a client's need to recruit, hire, and train technical employees whose skills may not be needed between projects.

     On February 28, 1997, pursuant to an Asset Purchase Agreement by and among the Company, TMR Acquisition, Inc., a Tennessee corporation and wholly owned subsidiary of the Company ("Buyer"), Technology Management Resources, Inc., a Nebraska corporation ("TMRI"), and the shareholders of TMRI, Buyer acquired substantially all of the assets of TMRI. Buyer paid $8,500,000 in cash to TMRI at Closing, $500,000 of which was delivered to Boatmen's Trust Company, pursuant to an Indemnity and Escrow Agreement. The escrowed amount may be used prior to February 28, 1998 to satisfy indemnification claims by the Company for breaches of representations and warranties. In addition, up to an aggregate of $4,000,000, payable in shares of Common Stock, may be paid to TMRI as additional purchase price upon the attainment of certain targets for growth in the acquired business's revenues and earnings in 1998, 1999, and 2000.

     The Company's principal executive offices are located at 1365 West Brierbrook Road, Memphis, Tennessee 38138. The Company's telephone number at that address is (901)754-6577.

                              SELLING SHAREHOLDERS

     The following table sets forth information provided to the Company by the Selling Shareholders with respect to the beneficial ownership of Common Stock by the Selling Shareholders as of February 28, 1997, and as adjusted to reflect the sale of the Shares offered hereby (assuming that all of the Shares offered hereby will be sold).


                            Shares Beneficially                      Shares                   Shares Beneficially
                                   Owned                           to be Sold                        Owned
                            Prior to the Offering                     in the                    After the Offering
                         Number             Percent (1)             Offering              Number            Percent (1)
                       ----------          ------------           ------------          ----------         ------------
Richard T. Ely, Jr       115,384              1.5%                   28,000               87,384              1.2%

Thomas E. Jordan         115,384              1.5%                   28,000               87,384              1.2%

J. Michael O'Guinn       115,384              1.5%                   28,000               87,384              1.2%

Larry W. Reed            115,384              1.5%                   28,000               87,384              1.2%
                                                                    -------

                                                                    112,000

---------------
(1)  Based on a total of 7,477,119 shares issued and outstanding on March
     3,1997.

     Messrs. Ely, Jordan, O'Guinn, and Reed are former shareholders of Delta Software Systems, Inc., a Tennessee corporation ("Delta"). Pursuant to an Agreement and Plan of Merger (the "Plan of Merger"), dated September 26, 1996, by and among the Company, Delta, the Selling Shareholders, and Delta Acquisition, Inc., a Tennessee corporation and wholly owned subsidiary of the Company ("Delta Acquisition"), Delta was merged (the "Merger") with and into Delta Acquisition. Delta Acquisition was the surviving corporation in the Merger and changed its name upon consummation thereof to Delta Software Systems, Inc. As a result of the Merger, all of the outstanding stock of Delta was converted into an aggregate of 461,536 shares of the Company's Common Stock (the "Merger Shares"). Pursuant to an Indemnity and Escrow Agreement between the Company, Delta Acquisition, and the Selling Shareholders, 10% of the Merger Shares, or 46,154 shares of Common Stock, were delivered to Boatmen's Trust Company, as escrow agent. The escrowed shares may be used to satisfy indemnification claims by the Company for any breaches of representations and warranties made in the Plan of Merger by the Selling Shareholders.

     Pursuant to the terms of the Plan of Merger, the Selling Shareholders received the right to request the Company to register such number of the Merger Shares as have a fair market value in excess of $1,000,000. See "Plan of Distribution." All sales of the Merger Shares, whether pursuant to an effective registration statement or otherwise, must be effected by one or more brokers who are mutually agreeable to the Company and the Selling Shareholders. In addition, unless otherwise agreed to in writing in advance by the Company, the Selling Shareholders may not, during any 30-day period, sell in the aggregate, whether through an effective registration statement or otherwise, more than one-quarter (115,384) of the total number of Merger Shares. Messrs. Ely, Jordan, and O'Guinn are currently employees and officers of Delta Acquisition.


                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time in brokerage transactions at prevailing market prices in the public market through one or more brokers or dealers, in privately negotiated transactions for the account of each of the Selling Shareholders at prices at or near the market price, or in other privately negotiated transactions. Unless otherwise agreed to in writing in advance by the Company, the Selling

Shareholders may not, during any 30-day period, sell in the aggregate, whether through an effective registration statement or otherwise, more than one-quarter (115,384) of the total number of Merger Shares. The Selling Shareholders have agreed to execute sales of their Shares in open market transactions through Morgan Keegan & Company, Inc., a registered broker-dealer that is a market maker with respect to the Common Stock ("Morgan Keegan"). Ordinary brokerage commissions will be paid by the Selling Shareholders in connection with brokerage transactions, including transactions effected by Morgan Keegan.

     In connection with the merger of Delta with and into Delta Acquisition, Messrs. Ely, Jordan, O'Guinn, and Reed received the right to request the registration of the Shares offered by them hereby pursuant to the Plan of Merger. The Company has agreed to pay the expenses of this offering, but the Selling Shareholders will be responsible for all brokerage commissions and any other selling commissions and stock transfer taxes. Expenses to be paid by the Company are estimated to be approximately $12,500. The Company has agreed to maintain the effectiveness of the Registration Statement covering the Shares until the earlier of (i) September 26, 1998, or (ii) the date on which the Selling Shareholders may sell the Shares pursuant to Rule 144 of the Securities Act, which under Rule 144 as recently amended is anticipated to be September 26, 1997.

     The Company has agreed to indemnify the Selling Shareholders, and the Selling Shareholders have agreed to indemnify the Company, against certain liabilities in connection with this offering, including liabilities under the Securities Act.

     The Selling Shareholders and any brokers or other persons who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such brokers or other persons, and any profits on the resale of the Shares, may be deemed to be underwriting commissions or discounts.


                                     EXPERTS

     The consolidated financial statements of SCB Computer Technology, Inc. appearing in its Annual Report on Form 10-K for the year ended April 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Delta Software Systems, Inc. as of December 31, 1995 and for the year ended December 31, 1995, have been incorporated herein by reference to the Company's Current Report on Form 8-K, dated October 8, 1996, as amended by the Current Report on Form 8-K/A, dated December 4, 1996, in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.